For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
SECOND QUARTER FISCAL YEAR 2007 RESULTS

Mountain View, CA—April 26, 2007—Catapult Communications Corporation (Nasdaq: CATT) today reported that in its second fiscal quarter ended March 31, 2007, it recorded $1.8 million in pre-tax income from the settlement of a lawsuit.

Revenues for the quarter, which in accordance with GAAP do not include the settlement, were $9.6 million, compared to $10.7 million in the second quarter of fiscal 2006. After non-cash, pre-tax stock option costs of approximately $0.6 million, the Company reported net income of $64,000, or zero cents per diluted share. In the same period a year ago, the Company reported a net loss of $789,000, or 5 cents per diluted share, after approximately $0.5 million in non-cash, pre-tax stock option expenses.

“Engineering issues are no longer limiting Catapult’s growth as had been the case in our last fiscal year. However, the effects of customer consolidation remain a concern,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO.

Catapult Communications will be discussing its second quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 711-8198 to access the conference call. International and local participants can dial (617) 597-5327. Please reference Catapult Communications or reservation number 88897351. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on May 3, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 60788036.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Alcatel-Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, WiMAX, 4G/3G/2.5G/2G UMTS, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statements in this press release regarding the Company’s engineering issues and the effects of customer consolidation are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders, and inability by the Company to meet its production and/or product development schedules. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2007	2006	2007	2006

Revenues:
Products	$6,069	$6,914	$12,625	$15,448
Services	3,524	3,749	7,535	7,317

Total revenues	9,593	10,663	20,160	22,765

Cost of revenues:
Products	1,290	1,245	2,418	2,433
Services	748	956	1,602	2,018
Amortization of purchased technology	12	172	24	343

Total cost of revenues	2,050	2,373	4,044	4,794

Gross profit	7,543	8,290	16,116	17,971

Operating expenses:
Research and development	3,270	3,433	6,285	6,515
Sales and marketing	3,941	4,154	8,232	8,782
General and administrative	2,194	2,321	4,478	4,748

Total operating expenses	9,405	9,908	18,995	20,045

Operating loss	(1,862)	(1,618)	(2,879)	(2,074)
Interest income	840	620	1,647	1,240
Other income, net	1,835	40	1,828	53

Income (loss) before income taxes	813	(958)	596	(781)
Provision (benefit) for income taxes	749	(169)	976	(135)

Net income (loss)	$64	$(789)	$(380)	$(646)

Net income (loss) per share:
Basic	$(0.00)	$(0.05)	$(0.03)	$(0.04)

Diluted	$(0.00)	$(0.05)	$(0.03)	$(0.04)

Shares used in per share calculation:
Basic	13,970	14,784	14,037	14,763

Diluted	14,025	14,784	14,037	14,763

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2007	2006
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$67,251	$70,134
Accounts receivable, net	8,598	9,696
Inventories	3,522	3,484
Other current assets	1,798	1,677

Total current assets	81,169	84,991
Property and equipment, net	1,828	1,912
Goodwill and other intangibles	49,574	49,610
Other assets	3,072	294

Total assets	$135,643	$136,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,042	$4,592
Deferred revenue	7,959	7,703

Total current liabilities	13,001	12,295
Deferred revenue, long-term portion	294	256
Deferred taxes and other liabilities, long-term	3,922	2,524

Total liabilities	17,217	15,075

Total stockholders’ equity	118,426	121,732

Total liabilities and stockholders’ equity	$135,643	$136,807